                                                                      EXHIBIT 2

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     This Stock Purchase Agreement (this "Agreement") is entered into as of the
                                          ---------
9th day of April, 1998 by and among SS&C Technologies, Inc., a Delaware corporation with its principal office at 705 Bloomfield Avenue, Bloomfield, Connecticut 06002 (the "Buyer"), Savid International, Inc., a New Jersey
                        -----
corporation with its principal office at 928 Haverstraw Road, Suffern, NY 10901 ("SI"), The Savid Group, Inc., a New York corporation with its principal office
  --
at 928 Haverstraw Road, Suffern, NY 10901 ("SGI"), and Diane Cossin ("Cossin" or
                                            ---                       ------
the "Stockholder").
     -----------

                             Preliminary Statement
                             ---------------------

     1.   The Stockholder owns 100 issued and outstanding shares (the "SI
                                                                       --
Shares") of Common Stock, no par value per share (the "SI Common Stock"), of SI,
                                                       ---------------
which shares represent all of the issued and outstanding shares of capital stock of SI.

     2.   The Stockholder owns 30 issued and outstanding shares (the "SGI
                                                                      ---
Shares") of Common Stock, no par value per share (the "SGI Common Stock"), of
                                                       ----------------
SGI, which shares represent all of the issued and outstanding shares of capital stock of SGI. The SI Shares and the SGI Shares are herein collectively referred to as the "Shares."
           ------

     3. The Buyer desires to purchase, and the Stockholder desires to sell, the Shares at the Closing (as defined below), for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Purchase and Sale of the Shares
          -------------------------------

          1.1  Purchase of the Shares from the Stockholder.  Subject to and upon
               -------------------------------------------
the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Stockholder shall sell,
                                     -------
transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Stockholder, all the Shares owned by the Stockholder. At the Closing the Stockholder shall deliver to the Buyer certificates evidencing the Shares owned by the Stockholder duly endorsed in blank or with stock powers duly executed by the Stockholder.

          1.2  Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's reasonable request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action or actions as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Shares owned by the Stockholder, to put the Buyer in actual possession and operating control of the assets, properties and business of SI and SGI, and to carry out the purpose and intent of this Agreement.

          1.3  Consideration for the Shares
               ----------------------------

               (a) The aggregate purchase price to be paid and delivered by the Buyer on the date of the Closing (the "Closing Date") to the Stockholder for the
                                       ------------
Shares shall consist of a total of Eight Hundred Twenty-One Thousand Five Hundred Dollars ($821,500), in cash, payable by wire transfer (the "Purchase
                                                                    --------
Price"), subject to adjustment as set forth in Subsection 1.4 below.
-----

               (b) A further cash payment of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Further Cash Payment") shall be paid as additional
                         --------------------
consideration to the Stockholder provided that the aggregate Revenues (as defined below) for the period from and including April 15, 1998 through and including April 14, 2001 are greater than or equal to $3,000,000. For the purposes of this paragraph (b), within 45 days after the end of each fiscal quarter of the Buyer, the Buyer shall submit a statement (each, a "Statement")
                                                                   ---------
to the Stockholder reflecting the Revenues in such fiscal quarter, provided that for the fiscal quarter ending June 30, 1998, the Statement shall reflect only the Revenues for the period from and including April 15, 1998 through and including June 30, 1998, and that for the fiscal quarter ending June 30, 2001, the Statement shall reflect only the Revenues for the period from and including April 1, 2001 through and including April 14, 2001. For the purposes of this paragraph (b), "Revenues" are to be established in accordance with United States
                --------
generally accepted accounting principles ("GAAP") and are defined as the total
                                           ----
revenues derived from sales, service, training, consulting, customization, upgrading and/or maintenance activities of SI and SGI worldwide, provided that, for purposes of establishing Revenues with respect to sales and/or licensing of the Savid System (as defined in Section 1.5(d) below), such Revenues shall be determined in accordance with the provisions of Schedule A hereto, which
                                                ----------
provisions may be amended from time to time upon the consent of the Buyer and the Stockholder. The Further Cash Payment shall be paid and delivered by the Buyer to the Stockholder on the date of delivery of the Statement which reflects aggregate Revenues greater than or equal to $3,000,000 for the period from and including April 15, 1998 through and including the end of the relevant fiscal quarter.

          1.4  Net Worth Adjustment.  The Purchase Price set forth in Subsection
               --------------------
1.3(a) hereof shall be subject to adjustment after the Closing Date as follows:

               (a) As promptly as possible following the Closing Date, the Buyer shall cause Coopers & Lybrand L.L.P., the Buyer's independent public accountants (the "Closing Auditors"), to conduct an audit of the books and
                  ----------------
records of SI and SGI as of the

Closing Date. Not later than 45 days after the Closing Date, the Buyer shall cause the Closing Auditors to deliver a balance sheet of each of SI and SGI as of the Closing Date (collectively, as corrected pursuant to this Subsection 1.4, the "Closing Balance Sheet") to the Buyer and the Stockholder. The Closing
     ---------------------
Balance Sheet shall be prepared in accordance with GAAP, applied consistently with SI's and SGI's past practices and methods (to the extent applicable under GAAP), without any adjustments applicable solely as a result of the acquisition of the Shares by the Buyer on the Closing Date, and shall be certified without qualification by the Closing Auditors.

               (b) The Stockholder and one firm of independent certified accountants acting on behalf of the Stockholder (the "Stockholder's Advisors")
                                                      ----------------------
shall have the right to review the work papers of the Closing Auditors utilized in preparing the Closing Balance Sheet, and shall have full access to the books, records, properties and personnel of SI and SGI (and Buyer's personnel participating in the audit) for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet. The Stockholder shall work in good faith and cooperate with the Buyer and the Closing Auditors in the preparation of the Closing Balance Sheet and the resolution of any dispute in connection therewith pursuant to paragraph (c) below.

               (c) The values or amounts for each item reflected on the Closing Balance Sheet shall be binding upon the Stockholder, unless the Stockholder gives written notice within 15 calendar days after her receipt of the Closing Balance Sheet, of disagreement with any of the values or amounts shown on the Closing Balance Sheet, specifying, as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Buyer
                                                 --------------
and the Stockholder are unable to resolve any such disagreement within 15 days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration in accordance with the provisions of Subsection 7.3 hereof. If as a result of the resolution of any disputes by agreement pursuant to this Subsection 1.4 or by arbitration pursuant to Subsection 7.3, any amount shown on the Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Closing Balance Sheet and the correct amount shall be inserted in lieu thereof. The Closing Balance Sheet, as so corrected, shall constitute the Closing Balance Sheet for purposes of this Agreement.

               (d) The Buyer shall pay the fees and disbursements of the Closing Auditors. The fees and disbursements of the Stockholder's Advisors incurred in the review of the Closing Balance Sheet shall be paid by the Stockholder. The Buyer shall under no circumstances be liable for any fees or disbursements of the Stockholder's Advisors nor shall the Stockholder be responsible for the fees or disbursements of the Closing Auditors.

               (e) Immediately upon the expiration of the 15 calendar-day period following the Stockholder's receipt of the Closing Balance Sheet, if no Dispute Notice is given by the end of such period, or immediately upon the resolution of disputes, if any, pursuant to this Subsection 1.4, the Purchase Price shall be adjusted as follows, based upon the Closing Balance Sheet (as so adjusted, the "Adjusted Purchase Price"):
 -----------------------

               If the aggregate net worth (defined as depreciated book value of all assets, including patents, trademarks and other similar intangible items less total liabilities) of SI and SGI as shown on the Closing Balance Sheet is less than Zero Dollars ($0), the deficiency shall be promptly paid in cash by the Stockholder to the Buyer.

               If the aggregate net worth (as defined in the preceding paragraph) of SI and SGI as shown on the Closing Balance Sheet is greater than Zero Dollars ($0), the excess shall be promptly paid in cash by the Buyer to the Stockholder.

          1.5  Royalties
               ---------

               (a) As additional consideration for the Shares, the Buyer shall pay to the Stockholder or her assignee royalty payments (the "Royalty Payments")
                                                              ----------------
as follows:

                    The Buyer shall pay to the Stockholder an aggregate of ten percent (10%) of the License Fees (as defined below) with respect to sales and/or licensing of the Savid System during the period commencing on April 15, 1998 and ending on April 14, 2003 (the "Royalty Period").
                                        --------------

               (b) Within 45 days after the end of each fiscal quarter of the Buyer, the Buyer shall submit a written report (each, a "Report") to the
                                                         ------
Stockholder showing the total License Fees received by the Buyer in the relevant fiscal quarter, provided that for the fiscal quarter ending June 30, 1998, the Report shall reflect only the License Fees received by the Buyer from and including April 15, 1998 through and including June 30, 1998, and that for the fiscal quarter ending June 30, 2003, the Report shall reflect only the License Fees received by the Buyer from and including April 1, 2003 through and including April 14, 2003. Each Report shall be accompanied by payment of the Royalty Payment due pursuant to this Subsection 1.5 for the License Fees includable in such Report. The Buyer shall keep true and accurate records and books of account containing sufficient data for the computation of the amounts to be paid pursuant to this Subsection 1.5. Upon 30 days' prior written request by the Stockholder, the Buyer shall, during normal business hours, permit the Stockholder or her representatives to inspect such records (provided that the Stockholder shall be obligated to maintain the confidentiality of such information).

               (c)  For purposes of this Subsection 1.5, "License Fees" shall be
                                                          ------------
determined in accordance with the provisions of Schedule B hereto, which
                                                ----------
provisions may be amended from time to time upon the consent of the Buyer and the Stockholder.

               (d)  For purposes of this Agreement, "Savid System" shall mean
                                                     ------------
the software presently being marketed by SI and/or SGI, or any software derived in whole or in part from the source code of such software.

               (e) If the Buyer assigns or licenses to another party the right to sell the Savid System, the Buyer shall guarantee the payment to the Stockholder of the Royalty Payments provided for in this Subsection 1.5, unless otherwise agreed to in writing by the Stockholder.

          1.6  Closing.  The Closing shall take place at the offices of the
               -------
Buyer, 705 Bloomfield Avenue, Bloomfield, Connecticut 06002 at 2:00 a.m., Eastern Time, on the date of this Agreement or at such other place, time or date as may be mutually agreed upon in writing by the parties. The transfer of the Shares by the Stockholder to the Buyer shall be deemed to occur at the close of business on the Closing Date.

     2.   Representations of the Stockholder
          ----------------------------------

          The Stockholder represents and warrants to the Buyer as follows:

          (a) The Stockholder has good and marketable title to the Shares which are to be transferred to the Buyer by the Stockholder pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options, voting trusts, voting agreements, and adverse claims or rights whatsoever ("Stock Claims").
                                                      ------------

          (b) The Stockholder has all requisite right, power and authority to execute and deliver this Agreement, to perform her obligations hereunder and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by the Stockholder hereunder and, upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholder good and marketable title to such Shares, free and clear of all Stock Claims.

          (c) The execution, delivery and performance of this Agreement by the Stockholder and the transfer, conveyance and sale of the Shares to be sold by the Stockholder to the Buyer pursuant to the terms hereof shall not conflict with, result in a breach of or constitute a default under any agreement to which the Stockholder is a party or by which it is bound or any judgment, order, writ, injunction or decree of any court or other governmental body.

          (d) No broker or finder has acted for the Stockholder in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Stockholder.

     3.   Representations of the Stockholder, SI and SGI Regarding SI and SGI
          -------------------------------------------------------------------

          SI, SGI and the Stockholder jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3 are true and correct, except as set forth in the disclosure schedule provided to the Buyer on the date hereof and forming a part hereof (the "Disclosure Schedule").
                                                         -------------------

          3.1  Organization, Qualification and Corporate Power.  SI is a
               -----------------------------------------------
corporation duly organized, validly existing and in corporate and franchise tax good standing under the laws of the State of New Jersey. SGI is a corporation duly organized, validly existing and in corporate and franchise tax good standing under the laws of the State of New York. SI and SGI are each duly qualified to conduct business and are each in corporate and franchise tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except to the extent such failure would not have a material adverse effect on its business, financial condition, results of operations or prospects or on its or the Stockholder's ability to consummate the transactions contemplated hereby (a "Material Adverse Effect"). Each of SI and SGI has all requisite corporate
    -----------------------
power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each of SI and SGI has delivered to the Buyer true and complete copies of its charter and by-laws, each as amended and/or restated to date and as in effect on the date hereof. Neither SI nor SGI is in default under or in violation of any provision of its charter or by-laws.

          3.2  Capitalization.  The authorized capital stock of SI consists of
               --------------
1,000 shares of SI Common Stock, of which 100 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholder. The authorized capital stock of SGI consists of 200 shares of SGI Common Stock, of which 30 shares are issued and outstanding on the date hereof and held of record and beneficially by the Stockholder. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which SI or SGI is a party or which are binding upon SI or SGI providing for the issuance, disposition or acquisition of any capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SI or SGI. There are no agreements, voting trusts, or proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended, of any Shares. All of the issued and outstanding Shares were offered and issued in compliance with applicable federal and state securities laws.

          3.3  Authority.  Each of SI and SGI has all requisite right, power and
               ---------
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by SI and SGI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of SI and SGI, respectively. This Agreement has been duly and validly executed and delivered by each of SI, SGI and the Stockholder and constitutes a valid and binding obligation of each of SI, SGI and the Stockholder, enforceable against each of SI, SGI and the Stockholder in accordance with its terms.

          3.4  Noncontravention.  Neither the execution and delivery of this
               ----------------
Agreement or the other agreements contemplated hereby by SI, SGI and the Stockholder, nor the consummation by SI, SGI and the Stockholder of the transactions contemplated hereby and thereby, will (a) conflict with or violate any provision of the charter or by-laws of either SI or SGI; (b) require on the part of SI or SGI any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"); (c) conflict with, result in a breach of, constitute
 -------------------
(with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which SI or SGI is a party or by which SI or SGI is bound or to which any of the assets of SI or SGI or the Shares are subject; (d) result in the imposition of any Security Interest upon any assets of SI or SGI or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SI or SGI or any of the properties or assets of SI or SGI or the Shares. For purposes of this Agreement, "Security Interest" means
                                                        -----------------
any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's and similar liens; (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation; (iv) liens on goods in transit incurred pursuant to documentary letters of credit; (v) purchase money liens and liens securing rental payments under capital lease arrangements and (vi) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of SI and SGI ("Ordinary Course of Business") and not material to SI
                            ---------------------------
and SGI.

          3.5  Subsidiaries.  SI does not own or control, directly or
               ------------
indirectly, any shares of capital stock of any corporation or have any equity interest in any partnership, joint venture, trust, association or other non-corporate business enterprise. SGI does not own or control, directly or indirectly, any shares of capital stock of any corporation or have any equity interest in any partnership, joint venture, trust, association or other non-corporate business enterprise.

          3.6  Financial Statements.  Each of SI and SGI has provided to the
               --------------------
Buyer its respective compiled, unaudited statements of assets, liabilities and equity-cash basis and the related statements of revenues, expenses and retained earnings-cash basis as of and for each of the fiscal years ended December 31, 1996 and 1997 (collectively, the "Financial Statements"). The Financial
                                  --------------------
Statements have been prepared in accordance with good business practice applied on a consistent basis throughout the periods covered thereby, fairly present, in all material respects, the financial condition and results of operations of SI and SGI as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of SI and SGI. The Financial Statements have not been prepared in accordance with GAAP.

          3.7  Absence of Certain Changes.  Since December 31, 1997, (a) there
               --------------------------
has not been any Material Adverse Effect, nor has there occurred any event or development which could reasonably be foreseen to result in a Material Adverse Effect in the future, and (b) neither SI nor SGI has taken any of the actions set forth below:

               (a) issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorized the issuance, sale or delivery of, or redeemed or repurchased, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities;

               (b) split, combined or reclassified any shares of its capital stock; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (c) created, incurred or assumed any debt not currently outstanding (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

               (d) entered into, adopted or amended any employee benefit plan or any employment or severance agreement or arrangement of the type described in
Section 3.20 or (except for normal increases in the Ordinary Course of Business) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its directors, officers or employees, generally or individually, or paid any benefit not required by the terms in effect on the date hereof of any existing employee benefit plan;

               (e) acquired, sold, leased, encumbered or disposed of any assets, other than purchases of assets and sales of products in the Ordinary Course of Business;

               (f)  amended its charter or by-laws;

               (g) changed in any material respect its accounting methods, principles or practices, except insofar as may be required by GAAP;

               (h) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

               (i) mortgaged or pledged any of its property or assets or subjected any such assets to any Security Interest;

               (j) sold, assigned, transferred or licensed any Intellectual Property (as defined below), other than in the Ordinary Course of Business;

               (k) entered into, amended, terminated, took or intentionally omitted to take any action that would constitute a violation of or default under, or waived any rights under, any contract or agreement other than in the Ordinary Course of Business;

               (l) made or committed to make any capital expenditure in excess of $5,000 per item or $25,000 in the aggregate other than in the Ordinary Course of Business;

               (m) took any action or failed to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of SI or SGI set forth in this Agreement becoming untrue; or

               (n) agreed in writing or otherwise to take any of the foregoing actions.

          3.8  Undisclosed Liabilities.  Neither SI nor SGI has any liability
               -----------------------
(whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on its respective statement of assets, liabilities and equities-cash basis dated December 31, 1997 (collectively, the "Most Recent Balance Sheet"), (b)
                                      -------------------------
liabilities which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business and which are not in the aggregate material and
(c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Most Recent Balance Sheet and which are not in the aggregate material.

          3.9  Tax Matters.
               -----------

               (a) For all periods since its election under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), effective on May 25,
                                                ----
1990, SI has been qualified as an S Corporation pursuant to an election validly made under

Subchapter S of the Code (which election has not been revoked or terminated for any such period), and SI has not been subject to federal corporate income taxes for such periods. For all periods since its election under Subchapter S of the Code, effective on January 1, 1987, SGI has been qualified as an S Corporation pursuant to an election validly made under Subchapter S of the Code (which election has not been revoked or terminated for any such period), and SGI has not been subject to federal corporate income taxes for such periods.

               (b) Each of SI and SGI has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete. Each of SI and SGI has paid all Taxes (as defined below) imposed on it, or for which it is liable, whether to Governmental Entities (as, for example, under law) or to other persons or entities (as, for example, under a tax allocation agreement), due on or before the date hereof except for such Taxes that SI or SGI is contesting in good faith or which would not have a Material Adverse Effect. The unpaid Taxes of SI or SGI for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet or to be set forth on the Closing Balance Sheet. Neither SI nor SGI has any actual or potential liability for any Tax obligation of any taxpayer other than SI or SGI, respectively. All Taxes that either SI or SGI is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or will be reserved on the Closing Balance Sheet. For purposes of this Agreement, "Taxes" means all
                                                               -----
taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means
                                                             -----------
all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

               (c) SI and SGI have delivered to the Buyer correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by SI or SGI since January 1, 1994. None of the Tax Returns of SI or SGI has ever been audited by any taxing authority or other Governmental Entity. No examination or audit of any Tax Returns of SI or SGI by any Governmental Entity is currently in progress or, to the knowledge of SI or SGI, threatened or contemplated.

               (d) Neither SI nor SGI has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

               (e) Neither SI nor SGI is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of SI or SGI is subject to an election under Section 341(f) of the Code. Neither SI nor SGI has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither SI nor SGI is a party to any Tax allocation or sharing agreement.

               (f) Neither SI nor SGI is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code).

               (g) None of the assets of SI or SGI is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither SI nor SGI has agreed to make, nor is required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (h)  The Stockholder is eligible to make an election under
Section 338(h)(10) of the Code (and any comparable available election under state, local or foreign tax law) with respect to each of SI and SGI.

          3.10 Tangible Assets.  Each of SI and SGI owns or leases all tangible
               ---------------
assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of SI or SGI (tangible or intangible) is subject to any Security Interest.

          3.11 Owned Real Property.  Neither SI nor SGI owns any real property.
               -------------------

          3.12 Intellectual Property.
               ---------------------

               (a) Each of SI and SGI owns or has the right to use all Intellectual Property (as defined below) used in the operation of its business or necessary for the operation of its business as presently proposed to be conducted. Each item of Intellectual Property owned by, or used in the operation of, the business of SI or SGI will be owned or available for use by SI or SGI on identical terms and conditions immediately following the Closing. Each of SI and SGI has taken all reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses. No other person or entity has any rights to any of the Intellectual Property owned or used by SI or SGI, and, to the knowledge of SI, SGI or the Stockholder, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that SI or SGI owns or uses. For purposes of this Agreement, "Intellectual Property"
                                                         ---------------------
means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets, whether patentable or unpatentable and whether or not reduced to practice, know-how, research and development information and copyrightable works; (vi) financial, marketing and business data and information, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, "Confidential Business Information"); (vii) other
                                ----------------------------------
proprietary rights relating to any of the foregoing and (viii) copies and tangible embodiments thereof.

               (b) None of the activities or business presently conducted by SI or SGI, or conducted by SI or SGI at any time within the six years prior to the date of this Agreement, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. Neither SI nor SGI has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

               (c) Section 3.12(c) of the Disclosure Schedule identifies each item of Intellectual Property owned by SI or SGI, identifies each pending application for registration of Intellectual Property which SI or SGI has made, and identifies each license or other agreement pursuant to which SI or SGI has granted any rights to any third party with respect to any of its Intellectual Property, excluding the grant of licenses to customers in the Ordinary Course of Business. SI and SGI have delivered to the Buyer a correct and complete list of all such Intellectual Property, registrations, applications, licenses and agreements (each as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except for grants of licenses to customers in the Ordinary Course of Business, with respect to each item of Intellectual Property that SI or SGI owns:

                    (i) SI or SGI possesses all right, title and interest in and to such item;

                    (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                    (iii) neither SI nor SGI has agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

               (d) Except for commercially available software subject to standard "shrinkwrap" licenses and software in the "public domain," Section 3.12(d) of the

Disclosure Schedule identifies each item of Intellectual Property used in the operation of the business of SI or SGI that is owned by a party other than SI or SGI. SI and SGI have supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which SI or SGI uses such Intellectual Property. With respect to each such item of Intellectual Property:

                    (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect;

                    (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                    (iii) none of SI, SGI or, to the knowledge of SI, SGI or the Stockholder, any other party to such license, sublicense or other agreement is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder;

                    (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                    (v) neither SI nor SGI has agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

               (e) Except for commercially available software subject to standard "shrinkwrap" licenses and software in the "public domain," Section 3.12(e) of the Disclosure Schedule lists each item of Intellectual Property in which SI or SGI has any interest and which is not listed elsewhere in Section
3.12 of the Disclosure Schedule, including but not limited to all software programs and related documentation, unregistered trademarks, trade names, service marks, logos and trade dress.

               (f) SI's software products are able to perform correctly with respect to date-related functions during and after the Year 2000. SGI's software products are able to perform correctly with respect to date-related functions during and after the Year 2000.

          3.13 Real Property Leases.  Section 3.13 of the Disclosure Schedule
               --------------------
lists and describes briefly all real property leased or subleased to SI or SGI and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. SI and SGI have delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in
Section 3.13 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3.13 of the Disclosure Schedule:

               (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

               (b) the lease or sublease will be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

               (c) none of SI, SGI or, to the knowledge of SI or SGI, the other party to the lease or sublease is in breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by SI or SGI or permit termination, modification or acceleration by the other party thereunder;

               (d) there are no disputes, oral agreements or forbearance programs between SI or SGI and the other party to such lease or sublease in effect as to the lease or sublease;

               (e) neither SI nor SGI has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

               (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as presently conducted.

          3.14 Contracts.  Section 3.14 of the Disclosure Schedule lists the
               ---------
following agreements (whether written or oral) to which either SI or SGI is a party:

               (a) any original equipment manufacturer (OEM), value-added reseller (VAR), distributor or site license agreements;

               (b) any contract that requires SI or SGI to perform custom development work during the 12-month period following the Closing Date;

               (c) any agreement (or group of related written agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

               (d) any agreement (or group of related agreements for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000 or (iii) in which SI or SGI has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

               (e) any agreement (or group of related agreements) under which SI or SGI has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (f)  any agreement concerning confidentiality or noncompetition;

               (g) any agreement involving the Stockholder or her affiliates ("Affiliates"), as defined in Rule 12b-2 under the Securities Exchange Act of
------------
1934, as amended (the "Exchange Act,"), that is not both terminated prior to the
                       ------------
Closing and without any force or effect after the Closing;

               (h) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; and

               (i) any other agreement (or group of related agreements) either involving more than $20,000 or not entered into in the Ordinary Course of Business.

          SI and SGI have made available to the Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 3.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect;
(ii) the agreement will be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) none of SI, SGI or, to the knowledge of SI or SGI, any other party is in breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default by SI or SGI or permit termination, modification or acceleration by the other party, under the agreement.

          3.15 Powers of Attorney.  There are no outstanding powers of attorney
               ------------------
executed on behalf of either SI or SGI.

          3.16 Insurance.  Section 3.16 of the Disclosure Schedule sets forth a
               ---------
list of each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which SI of SGI has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years. Copies of all such policies have been delivered to the Buyer. SI, SGI and the Stockholder further represent that: (i) each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither SI nor SGI is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration, under such policy and (iv) neither SI nor SGI has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

          3.17 Litigation.  Section 3.17 of the Disclosure Schedule identifies,
               ----------
and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which SI or SGI is a party or, to the knowledge of SI, SGI or the Stockholder, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings and investigations set forth in Section
3.17 of the Disclosure Schedule, if resolved adversely to SI or SGI, would be reasonably expected to have a Material Adverse Effect.

          3.18 Product Warranty.  Neither SI nor SGI has agreed with any
               ----------------
customer with respect to any product manufactured, sold, leased, licensed or delivered by SI or SGI to any guaranty, warranty, right of return or other indemnity beyond the applicable written terms and conditions of such sale, lease, license or delivery.

          3.19 Employees.  Section 3.19 of the Disclosure Schedule contains a
               ---------
list of all employees of each of SI and SGI, along with the position and the annual rate of compensation of each such person. To the knowledge of SI, SGI or the Stockholder, no key employee or group of employees has any plans to terminate employment with SI or SGI. Neither SI nor SGI is a party to or bound by any collective bargaining agreement, or has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither SI nor SGI has knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SI or SGI.

          3.20 Employee Benefit Plans
               ----------------------

               (a) Section 3.20 of the Disclosure Schedule sets forth an accurate schedule of all employee benefit or welfare benefit plans or arrangements of SI or SGI, including without limitation any pension, profit sharing, bonus, stock option, incentive, deferred compensation, hospitalization, medical, insurance or other plan or arrangement, any employment agreement containing "golden parachute" provisions, and a description of such plans and arrangements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby. All employee benefit plans listed in Section 3.20 of the Disclosure Schedule are in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as
amended ("ERISA"), and the regulations issued thereunder, as well as with all
          -----
other applicable federal, state and local statutes, ordinances and regulations.

               (b) All plans listed in Section 3.20 of the Disclosure Schedule that are intended to qualify (the "Qualified Plans") under Section 401(a) of the
                                   ---------------
Code have been determined by the Internal Revenue Service to be so qualified, or will be submitted to the Internal Revenue Service within the relevant amendment period of Section 401(b) of the Code, and copies of such determination letters are included as part of Section 3.20 of the Disclosure Schedule. All reports and other documents required to be filed with any Governmental Entity or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits and Tax Returns) have been timely filed or distributed, and true copies thereof have been delivered to the Buyer. None of the Stockholder, any such plan listed in Section 3.20 of the Disclosure Schedule, SI or SGI has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed in Section 3.20 of the Disclosure Schedule has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA. Neither SI nor SGI has incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability due to the Pension Benefit Guaranty Corporation. Neither SI nor SGI has ever maintained a plan that is subject to Title IV of ERISA or Section 412 of the Code. Neither SI nor SGI has ever been required to contribute to a multiemployer plan as defined in Section 4001 of ERISA.

          3.21 Environmental Matters.   Neither SI nor SGI has disposed of, or
               ---------------------
contracted for the disposal of, hazardous wastes, hazardous substances, infectious or medical waste, as those terms are defined by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Comprehensive
                                                    ----
Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state laws, rules or regulations. There has been
  ------
no storage or treatment of solid wastes or hazardous wastes (as defined in RCRA) by SI or SGI at any site or other facility owned or operated by SI or SGI in violation of any applicable law, rule, regulation, order, judgment or permit or that would require any remedial action under any applicable law. Except as disclosed in Section 3.21 of the Disclosure Schedule, (a) neither SI nor SGI has received any notice of any violation with respect to asbestos or other toxic or dangerous materials at any of its sites, and (b) there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind by SI or SGI onto any property leased by SI or SGI, or into the environment surrounding any such property of any toxic or hazardous substances as defined under any local, state or federal regulations or laws. Except as disclosed in
Section 3.21 of the Disclosure Schedule, no employee of SI or SGI has, in the course and scope of his or her employment, been exposed by SI of SGI in violation of any law or regulation to hazardous, infectious or toxic wastes or substances. In addition, none of SI, SGI or the Stockholder has knowledge of any assertion by any Governmental Entity of any enforcement action.

Section 3.21 of the Disclosure Schedule sets forth a complete list of all disposal sites utilized in the past five years by SI or SGI.

          3.22 Legal Compliance.  Each of SI and SGI, and its conduct and
               ----------------
operations of its business, is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to either SI or SGI or its business.

          3.23 Permits.  Section 3.23 of the Disclosure Schedule sets forth a
               -------
list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under environmental laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by SI or SGI. Such
                                 -------
listed Permits are the only Permits that are required for SI or SGI to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect and, to the knowledge of SI, SGI or the Stockholder, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will be in full force and effect immediately following the Closing.

          3.24 Certain Business Relationships With Affiliates.  No Affiliate of
               ----------------------------------------------
SI (a) owns any property or right, tangible or intangible, which is used in the business of SI, (b) has any claim or cause of action against SI, or (c) owes any money to SI. No Affiliate of SGI (a) owns any property or right, tangible or intangible, which is used in the business of SGI, (b) has any claim or cause of action against SGI, or (c) owes any money to SGI.

          3.25 Brokers' Fees.   Neither SI nor SGI has any liability or
               -------------
obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          3.26 Books and Records.  The minute books and other similar records of
               -----------------
SI contain true and complete records in all material respects of all actions taken at any meetings of SI's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of SI accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of SI and have been maintained in all material respects in accordance with good business and bookkeeping practices. The minute books and other similar records of SGI contain true and complete records in all material respects of all actions taken at any meetings of SGI's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of SGI accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of SGI and have been maintained in all material respects in accordance with good business and bookkeeping practices.

          3.27 Customers and Suppliers.  Except as disclosed in Section 3.27 of
               -----------------------
the Disclosure Schedule, no material supplier of SI or SGI has indicated in writing within the past year that it will stop, or decrease the rate of, supplying materials, products or services to them and no material customer of SI or SGI has indicated in writing within the past year that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 3.27 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the revenues of either SI or SGI during the last full fiscal year and the amount of revenues accounted for by such customer during such period and (b) each supplier that is the sole supplier of any significant product or component to either SI or SGI.

          3.28 Disclosure.  No representation or warranty by SI, SGI and the
               ----------
Stockholder contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of SI, SGI and the Stockholder pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     4.   Representations of the Buyer
          ----------------------------

          The Buyer represents and warrants to SI, SGI and the Stockholder as follows:

          4.1  Organization.  The Buyer is a corporation duly organized, validly
               ------------
existing and in corporate and franchise tax good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. Certified copies of the charter and the by-laws of the Buyer, each as amended and/or restated to date, have been previously made available to the Stockholder, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Buyer is not in default under any provision of its charter or by-laws.

          4.2  Authorization of Transaction.  The execution and delivery of this
               ----------------------------
Agreement by the Buyer and the performance of this Agreement and other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

          4.3  Noncontravention.  Neither the execution and delivery of this
               ----------------
Agreement and the other agreements contemplated hereby by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or by-laws of the Buyer; (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

          4.4  Broker's Fees.  The Buyer has no liability or obligation to pay
               -------------
any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          4.5  Disclosure.  No representation or warranty by the Buyer contained
               ----------
in this Agreement, and no statement contained in any other document, certificate or other instrument delivered by or on behalf of the Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     5.   Indemnification
          ---------------

          5.1  By the Stockholder.
               ------------------

          (a) Subject to the provisions and limitations in this Section 5, including, without limitation, those in Subsection 5.6, the Stockholder hereby indemnifies and agrees to hold harmless the Buyer, SI and SGI from and against any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement; interest; court costs; costs of investigators; reasonable fees and expenses of attorneys, accountants, financial advisors and other experts; and other expenses of litigation) incurred or suffered by the party seeking indemnification ("Damages"):
                                -------

               (i) resulting from or relating to any breach of or failure to perform any representation, warranty, covenant or agreement of SI, SGI or the Stockholder contained in this Agreement;

               (ii) resulting from any claim by a stockholder or former stockholder of SI or SGI, or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of stock of SI or SGI; (B) any rights of a stockholder, including any option, dissenter's or preemptive rights or rights to notice or to vote; (C) any rights under the charter or by-laws of SI or SGI; or (D) any claim that his, her or its shares were wrongfully repurchased by SI or SGI; and

               (iii) resulting from any claim by a stockholder or former stockholder of SI or SGI, or any other person, firm, corporation or entity, arising from, or based upon: (A) that certain Royalty Agreement, dated on or about May 20, 1988, by and between SGI and David Husnian, as amended; or (B) that certain Agreement for Stock Redemption, dated as of April 30, 1990, by and among SGI, Saul Kravecas and Marie Adler, as amended.

          (b) The Stockholder hereby indemnifies and agrees to hold harmless the Buyer, SI and SGI from and against all Damages resulting from any breach of the representations and warranties made by the Stockholder in Section 2 of this Agreement.

     5.2  Claims for Indemnification.  Whenever any claim shall arise for
          --------------------------
indemnification under Section 5 or Section 6A (other than Section 6A.7(b)), the Buyer, SI, SGI or the Stockholder, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom
      -----------------
indemnification is sought (the "Indemnifying Party") of the claim and, when
                                ------------------
known, the facts constituting the basis for such claim; provided, however, that any delay in providing notice shall not relieve the Indemnifying Party of its responsibility hereunder unless (and then only to the extent) such delay materially impairs the Indemnifying Party's ability to defend the claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 5.3 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving 30 days' prior written notice to the Indemnifying Party as provided in Subsection 5.3. Notwithstanding the foregoing, if a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 5, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without consent from the Indemnifying Party, (ii) such Indemnified Person may and shall make a claim for indemnification pursuant to this Section 5 and (iii) such Indemnified Person shall be reimbursed for any such Damages for which it is ultimately determined to be entitled to indemnification pursuant to this Section 5 (it being understood that nothing in this Section 5 shall operate or be construed to affect the right of the Indemnifying Party to contest the amount or appropriateness of such reimbursement or the settlement or satisfaction by the Indemnified Party).

          5.3  Defense by the Indemnifying Party.  In connection with any claim
               ---------------------------------
which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (provided that the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim, subject to the limitations in this Section 5). If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless such settlement or judgment contains a provision releasing the Indemnified Party from all liability for such claim. The Indemnified Party shall cooperate with and shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after receipt of notice of such claim from the Indemnified Party: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving at least 15 days' prior written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with her counsel and at her own expense; in such event, the Indemnifying Party may not thereafter seek to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement.

          5.4  No Contribution.  If the Stockholder is required to make any
               ---------------
indemnification payment pursuant to this Section 5, she shall not have any rights to contribution from either SI or SGI.

          5.5  Survival.  The representations, warranties, covenants and
               --------
agreements of SI, SGI and the Stockholder set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until three years after the Closing Date. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.9, 3.12 and 3.21 shall each survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration date of the applicable statute of limitations, and the representations and warranties contained in Sections 2 and
3.2 shall each survive the Closing and the consummation of the transactions contemplated thereby and continue in full force and effect ad infinitum.

          5.6  Limitations.  Notwithstanding anything to the contrary herein,
               -----------
(a) the aggregate liability of the Stockholder for Damages under Section 5 and
Section 6A (other than Section 6A.7(b)) shall not exceed $821,500 and (b) the Indemnifying Party shall not be liable under Section 5 and Section 6A (other than Section 6A.7(b)) unless and until the aggregate Damages exceed $10,000 (at which point the Indemnifying Party shall become liable for the aggregate Damages, and not just amounts in excess of $10,000). Except with respect to claims based on fraud, the rights of the Indemnified Persons under this Section 5 shall be the exclusive remedy of the Indemnified Persons with respect to any claims resulting from or relating to this Agreement.

          5.7  Adjustment to Purchase Price.  All indemnification payments
               ----------------------------
pursuant to this Section 5 shall be deemed adjustments to the Purchase Price.

     6.   Ancillary Agreements
          --------------------

          6.1  Proprietary Information.
               -----------------------

               (a) The Stockholder shall hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of SI or SGI and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that disclosure is required by law or legal process or such information shall have become public knowledge other than by breach of this Agreement by the Stockholder.

               (b) The Stockholder agrees that the remedy at law for any breach of this Subsection 6.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 6.1.

          6.2  Employment Agreements.
               ---------------------

               (a) On the Closing Date, Cossin shall enter into an employment agreement with the Buyer substantially in the form attached hereto as Exhibit A.
                                                                      ---------

               (b) On the Closing Date, Seth Singer shall enter into an employment agreement with the Buyer substantially in the form attached hereto as Exhibit B.
---------

          6.3  Communications.  No public communications concerning this
               --------------
Agreement shall be made without the mutual consent and cooperation of the Buyer, SI, SGI and the Stockholder, except as otherwise required by law.

     6A.  Tax Matters
          -----------

          6A.1 Tax Indemnification by the Stockholder.
               --------------------------------------

               (a) The Stockholder shall indemnify and hold the Buyer, SI and SGI harmless from and against any and all Taxes for any taxable period ending (or deemed, pursuant to Section 6A.4, to end) on or before the Closing Date).

               (b) Amounts payable pursuant to this Section 6A.1 shall be paid in accordance with Section 5 of this Agreement. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Buyer pursuant to this Section 6A.1 shall be treated (and reported on all applicable Tax Returns) as adjustments to the Purchase Price.

          6A.2 Tax Indemnification by the Buyer.
               --------------------------------

               (a) The Buyer shall indemnify and hold the Stockholder harmless from and against any and all Taxes with respect to SI or SGI for any taxable period beginning (or deemed, pursuant to Section 6A.4, to begin) after the Closing Date.

               (b) Amounts payable pursuant to this Section 6A.2 shall be paid in accordance with Section 5 of this Agreement. The parties agree that to the maximum extent allowable under applicable Tax laws, amounts payable to the Stockholder pursuant to this Section 6A.2 shall be treated (and reported on all applicable Tax Returns) as adjustments to the Purchase Price.

          6A.3 Filing Responsibility.
               ---------------------

               (a) The Stockholder shall prepare and file the following Tax Returns with respect to each of SI and SGI:

                    (i) All income Tax Returns for any taxable period actually ending on or before the Closing Date;

                    (ii) All other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.

               If any Tax Returns for which the Stockholder shall have filing responsibility under this Section 6A.3(a) are filed after the Closing Date, the Buyer shall where required cause the relevant officers of SI or SGI, as the case may be, to sign such Tax Returns unless it is advised in writing by counsel acceptable to the Stockholder that the execution of the Tax Returns would subject the officers, the Buyer, SI, SGI or any affiliate to any penalty, fine or other sanctions.

               (b)  The Buyer, SI or SGI shall, subject to the provisions of
Section 6A.3(c), file all other Tax Returns with respect to SI and SGI.

               (c) With respect to any Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date, the Buyer shall consult with the Stockholder concerning each such Tax Return and report all items with respect to the period ending on or prior to the Closing Date in accordance with the instructions of the Stockholder (which shall be consistent with past practice), unless otherwise agreed by the Stockholder and the Buyer; provided, however, that if the Buyer is advised in writing by counsel acceptable to the Stockholder that the filing of any Tax Return and the reporting on such Tax Return of any item in accordance with the instructions of the Stockholder may subject the Buyer, SI, SGI or any Affiliate to any penalties or fines, the Buyer may file such Tax Return without regard to the Stockholder's instructions relating to such item. The Buyer shall cause SI or SGI, as the case may be, to provide the Stockholder with a copy of each proposed Tax Return (other than withholding, payroll or employment Tax Returns, copies of which will be furnished to the Stockholder after filing) at least 30 days prior to the filing of such Tax Return, and the Stockholder may provide comments thereon, which comments shall be delivered within 15 days of receiving such copies.

          6A.4 Payment of Taxes and Allocation of Certain Taxes.
               ------------------------------------------------

               (a) The Stockholder shall pay or cause to be paid when due all Taxes due with respect to the Tax Returns for which it has filing responsibility under Section 6A.3(a).

               (b) The Buyer, SI or SGI shall pay when due all Taxes with respect to the Tax Returns for which they have filing responsibility under
Section 6A.3(b) of this Agreement, and the Stockholder shall promptly pay or reimburse the Buyer, SI or SGI, as the case may be, to the extent required by
Section 6A.1(a) above.

               (c) The Buyer and the Stockholder agree to treat the Closing Date as the last day of the taxable period of SI and SGI in all Taxing jurisdictions where such treatment is required or permitted. The Buyer and the Stockholder agree to treat the S Short Year, as defined in Section 1362(e) of the Code, as a taxable period for purposes of this Agreement. If the Closing Date is the last day of a taxable period, the Buyer and the Stockholder agree
(i) to determine the taxable income of the taxable period then ended by including in it (x) all taxable income and loss from actual operations and transactions through 11:59 p.m. on the Closing Date and (y) gain from the deemed sale of assets pursuant to any elections made under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the purchase of the Shares by the Buyer from the Stockholder (the "Section 338(h)(10) Elections") and (ii) to determine the taxable income of the next taxable period by including in it all taxable income and loss from actual operations and transactions after 11:59 p.m. on the Closing Date through the end of the taxable period.

               (d) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to SI or SGI for which it is not required or permitted to treat the Closing Date as the last day of the taxable period shall be apportioned for purposes of this Section 6A.4 and Sections 6A.1, 6A.2, and 6A.5 between the Stockholder and the Buyer for the period though the Closing Date and the period after the Closing Date in the same manner as if the Closing Date were required or permitted to be the last day of a taxable period as set forth in Section 6A.4(c).

          6A.5 Refunds and Carrybacks.
               ----------------------

               (a) The Stockholder shall be entitled to an amount equal to any refunds or credits of Taxes attributable to taxable periods (or portions thereof, determined in accordance with Section 6A.4) ending on or before the Closing Date except to the extent that such refunds or credits are due directly from any taxing authority or other Governmental Entity and are reflected as assets in the Most Recent Balance Sheet.

               (b) The Buyer, SI and SGI, as the case may be, shall be entitled to any refunds or credits of Taxes attributable to taxable periods (or portions thereof determined in accordance with Section 6A.4) beginning after the Closing Date.

               (c) The Buyer shall or shall cause SI or SGI, as the case may be, promptly to forward to the Stockholder or reimburse the Stockholder for any refunds or credits, including interest received thereon, due the Stockholder (pursuant to the terms of this Agreement) after receipt thereof, and the Stockholder shall promptly forward to the Buyer (pursuant to the terms of this Agreement) or reimburse the Buyer for any refunds or credits including interest received thereon, due the Buyer after receipt thereof.

          6A.6 Cooperation and Exchange of Information.
               ---------------------------------------

               (a) The Buyer shall provide the Stockholder with such cooperation and shall deliver to the Stockholder such information and data concerning the pre-Closing operations of SI and SGI and make available such knowledgeable employees of such entities as the Stockholder may reasonably request, in order to enable the Stockholder to complete and file all Tax Returns which it may be required to file with respect to the operations and business of SI and SGI through the Closing Date or to respond to audits by any taxing authority or other Governmental Entity with respect to such operations and to otherwise enable the Stockholder to satisfy its internal accounting, tax and other legitimate requirements.

               (b) For a period of three (3) years after the Closing Date or such longer period as may be required by law, the Buyer shall, and shall cause SI and SGI to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, SI and SGI for all taxable periods ending on or prior to, or which include, the Closing Date to the extent the Buyer, SI or SGI received or had possession of such records on the Closing Date.

               (c) For a period of three (3) years after the Closing Date or such longer period as may be required by law, the Stockholder shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, SI and SGI for all taxable periods ending on or prior to, or which include, the Closing Date to the extent the Stockholder did not deliver such records to the Buyer, SI or SGI. Thereafter, the Stockholder shall not destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to the Buyer in writing and the Buyer fails to accept such offer within sixty (60) days of its being made.

               (d) The Buyer and the Stockholder shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority or other Governmental Entity which relate to SI or SGI, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority or other Governmental Entity and records concerning the ownership and tax basis of property, which the requested party may possess. The Buyer, SI and SGI or the Stockholder shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

               (e) The Stockholder shall have the right, at her own expense, to control any audit or examination by a taxing authority or other Governmental Entity ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to SI or SGI. The Buyer, SI or SGI shall promptly notify the Stockholder of the initiation of any such Tax Audit, shall supply the Stockholder with all written communications received with respect to such Tax Audit and shall periodically report to the Stockholder any other developments of which any of them become aware during the course of the Tax Audit. The Buyer shall have the right, at her own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to SI or SGI; provided that, with respect to (i) any state, local or foreign Taxes for, or determined by reference to, any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Stockholder to become obligated to make an indemnity payment pursuant to Section 6A.1 hereof, (w) the Buyer shall provide the Stockholder with the same information it would receive if it had the right to control the resolution of Tax Audit, (x) the Stockholder shall have the right to have a representative present throughout the Tax Audit and any subsequent proceeding, (y) the Stockholder shall have the right to control the resolution of all questions having to do with the effect of the Section 338(h)(10) Elections which could have an adverse effect on the Stockholder unless it also has an adverse effect on the Buyer, SI or SGI, in which event, the Stockholder shall not settle such an issue without the consent of the Buyer, which consent shall not be unreasonably withheld, and (z) the Buyer shall consult with the Stockholder with respect to the resolution of any other issue that would affect the Stockholder, and not settle any such issue, or file any amended return relating to such issue, without the consent of the Stockholder, which consent shall not unreasonably be withheld.

               (f) If the Buyer, SI or SGI (as the case may be) on the one hand, or the Stockholder on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 6A.6, within a reasonable period, or otherwise fails to do any act required of it under this Section 6A.6, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure. Notwithstanding the foregoing, the party that failed to deliver the information or do the act requested, shall in no event be obligated to make any payments pursuant to this Section 6A.6(f) or otherwise be liable, if such party used all reasonable commercial efforts to provide the requested information or perform the requested act on a timely basis.

          6A.7 Certain Tax Elections and Other Covenants.
               -----------------------------------------

               (a) The Stockholder will join with the Buyer in making Section 338(h)(10) Elections with respect to each of SI and SGI, it being understood that the making of any Section 338(h)(10) Election shall be at the sole discretion of the Buyer. The Buyer and the Stockholder shall cooperate fully with each other in the making of such Section 338(h)(10) Elections. In particular, and not by way of limitation, in order to effect such Section 338(h)(10) Elections, the Buyer and the Stockholder shall, with respect to each of SI and SGI, jointly execute Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations (the "Attachments"). No later than 75 days before the last day prescribed for filing the Section 338(h)(10) Elections, the Stockholder shall prepare and submit to the Buyer the Forms 8023 and the Attachments to Form 8023 for the Buyer's approval. The Buyer and Stockholder shall use their best good faith efforts to agree on the Forms 8023 and the Attachments.

               (b) The Buyer shall indemnify and hold the Stockholder harmless from and against any and all Taxes, costs and expenses payable by the Stockholder and directly attributable to the Section 338(h)(10) Elections, provided that such Taxes, costs and expenses would not otherwise have become payable by the Stockholder in the absence of such 338(h)(10) Elections. Amounts payable pursuant to this Section 6A.7(b) shall be paid in immediately available funds within 30 days of the Stockholder providing written notice of a claim for indemnification, subject to the provisions of Section 7 of this Agreement.

               (c) The Buyer and the Stockholder agree to report the transaction for tax purposes in a manner consistent with the making of the 338(h)(10) Elections and with the Forms 8023 and the Attachments in each of their respective income Tax Returns. If the Buyer elects, the Stockholder agrees to join, in accordance with the foregoing procedures, in any similar election under the law of any state in which SI or SGI now files an income Tax Return or is included in a consolidated, combined or unitary state income Tax Return.

               (d) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting SI or SGI and which will bind them after the Section 338(h)(10) Elections, shall be made after the date of this Agreement without the prior written consent of the Buyer.

               (e) The Stockholder shall furnish the Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

          6A.8 Payments.  All payments to be made under this Section 6A
               --------
shall be made in immediately available funds.

     7.   Dispute Resolution
          ------------------

          7.1  General.  In the event that any dispute should arise between the
               -------
parties hereto with respect to any matter covered by this Agreement, including, without limitation, the calculation of the Adjusted Purchase Price or claims under Section 5 or Section 6A, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 7.

          7.2  Consent of the Parties.  In the event of any dispute between the
               ----------------------
parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute will be submitted to arbitration in accordance with Subsection 7.3 hereof.

          7.3  Arbitration
               -----------

               (a) Either the Buyer or the Stockholder may submit any matter referred to in Subsection 7.2 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within 15 days after receipt of such notice, the Buyer and the Stockholder shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 15-day period, the arbitrator shall be selected by the American Arbitration Association from candidates not selected by the Buyer or the Stockholder. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

               (b) Within 30 days after the designation of the arbitrator, the arbitrator, the Buyer and the Stockholder shall meet, at which time the Buyer and the Stockholder shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

               (c) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholder. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

               (d) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

               (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration. For purposes hereof, a party seeking payment of any amount in arbitration shall be deemed to be the prevailing party if it is determined that it is entitled to receive at least 85% of the payment initially claimed by it to be due to such party in such arbitration, and the party from which such payment is sought shall be deemed to be the "prevailing party" if the other party is not so deemed to be the prevailing party.

               (f) Any arbitration pursuant to this Subsection 7.3 shall be conducted in Hartford, Connecticut. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut for purposes of the enforcement of any arbitration award.

     8.   Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telex, telecopy, Federal Express or other overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

          To the Buyer:             SS&C Technologies, Inc.
                                    705 Bloomfield Avenue
                                    Bloomfield, Connecticut  06002
                                    Attn:  Chief Executive Officer

          With a copy to:           John A. Burgess, Esq.
                                    Hale and Dorr LLP
                                    60 State Street
                                    Boston, Massachusetts  02109

          To the Stockholder:       Diane Cossin
                                    928 Haverstraw Road
                                    Suffern, NY  10901

          With a copy to:           Donald S. Waskover, Esq.
                                    690 Kinderkamack Road
                                    Suite 300
                                    Oradell, NJ  07649

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by telex or telecopy, (b) the next business day, if delivered by Federal Express or other overnight courier, charges prepaid, or (c) three business days after being sent, if sent by registered or certified mail, first class postage prepaid.

     9.   Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholder, SI and SGI, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a wholly owned subsidiary of the Buyer. In the event that the Buyer assigns this Agreement, and its rights and obligations hereunder, to a wholly owned subsidiary of the Buyer, the Buyer shall guarantee the performance of all of the Buyer's obligations hereunder. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholder, SI or SGI from any obligation or liability under this Agreement. In addition, the Stockholder may not assign any rights to receive payments under this Agreement without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

     10.  Entire Agreement; Amendments; Attachments
          -----------------------------------------

          (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Board of Directors or officers authorized by such Board, and the Stockholder may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Stockholder.

          (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Schedules and Exhibits attached hereto are hereby incorporated as integral parts of this Agreement.

     11.  Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     12.  Investigation of the Parties
          ----------------------------

          All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

     13.  Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer shall pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby, and the Stockholder shall pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by the Stockholder, SI or SDI in connection with the transactions contemplated hereby. The Stockholder shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares owned by the Stockholder.

     14.  Legal Fees
          ----------

          In the event that legal proceedings are commenced by the Buyer against the Stockholder, or by the Stockholder against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     15.  Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws rules.

     16.  Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

     17.  Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     18.  Construction.
          ------------

          The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.



                                   * * * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                              SS&C TECHNOLOGIES, INC.



                              /s/ William C. Stone
                              --------------------------
                              By: William C. Stone
                              Title: Chairman and CEO


                              SAVID INTERNATIONAL, INC.




                              /s/ Diane Cossin
                              -------------------------
                              By: Diane Cossin
                              Title: President


                              THE SAVID GROUP, INC.




                              /s/ Diane Cossin
                              -------------------------
                              By: Diane Cossin
                              Title: President


                              STOCKHOLDER:



                              /s/ Diane Cossin
                              -------------------------
                              Diane Cossin

     SS&C Technologies, Inc. agrees to furnish supplementally to the Securities and Exchange Commission copies of any of the following schedules upon request of the Commission.

Schedule A          Determination of Revenues With Respect to Sales and/or
                    Licensing of the Savid System, on a Per Savid System
                    Licensee Basis

Schedule B          Determination of License Fees With Respect to Sales and/or
                    Licensing of the Savid System, on a Per Savid System
                    Licensee Basis

Schedule 3.2        Capitalization
Schedule 3.4        Noncontravention
Schedule 3.7        Absence of Certain Changes
Schedule 3.8        Undisclosed Liabilities
Schedule 3.12c      Intellectual Property owned by the Company
Schedule 3.12d      Intellectual Property not owned by the Company
Schedule 3.12e      Intellectual Property not listed elsewhere
Schedule 3.13       Leases
Schedule 3.14       Contracts
Schedule 3.16       Insurance Policies
Schedule 3.17       Litigation
Schedule 3.19       Employees
Schedule 3.20       Employee Benefit Plans
Schedule 3.21       Environmental Matters
Schedule 3.23       Permits
Schedule 3.27       Customers and Suppliers

Exhibit A           Employment Agreement between the Buyer and Diane Cossin

Exhibit B           Employment Agreement between the Buyer and Seth Singer